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                                                          EXHIBIT NO. 99(j)(4)

                       AMENDMENT TO CUSTODIAN CONTRACT


         Agreement made by and between STATE STREET BANK AND TRUST COMPANY (the "Custodian") and MFS MULTIMARKET INCOME TRUST (the "Fund").

         WHEREAS, the Custodian and the Fund are parties to a custodian contract dated February 25, 1987 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

         WHEREAS, the Fund desires to amend the Custodian Contract to provide for the maintenance of its foreign securities, and cash incidental to transactions in such securities, in the custody of The Chase Manhattan Bank N.A. ("Chase") and the banking institutions and foreign securities depositories it employs for such purposes;

         NOW, THEREFORE, in consideration of the mutual agreements contained in the Custodian Contract and herein, the Custodian and the Fund hereby amend the Custodian Contract and agree to the following terms and conditions and to amend the Custodian Contract as follows:

                1.The Fund hereby authorizes and instructs the Custodian to employ Chase as sub-custodian for the Fund's foreign securities, and cash incidental to transactions in such securities, on the terms and conditions set forth in the Sub-Custody Contract between the Custodian and Chase which is attached hereto as Exhibit "A" (the "Sub-Custody Contract").
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                2.The  Custodian  hereby  agrees to enter  into the  Sub-Custody
                Contract and to provide such services to the Fund and in accordance with such contract as necessary for foreign custody services to be provided pursuant thereto.

                3.The Custodian agrees that for any contract that it enters into with a Subcustodian, such contract shall contain a Standard of Care no less than that which is contained in the Custodian Agreement. At the election of the Fund, the Fund shall be entitled to be subrogated to the rights of the Custodian under the Sub-Custody Contract with respect to any claims arising thereunder against Chase or any other banking institution or securities depository employed by Chase if and to the extent that the Fund has not been made whole therefor.

                4.As between the custodian  and the Fund,  the Fund shall be solely responsible to assure that the maintenance of foreign securities and cash pursuant to the terms of the Sub-Custody Contract complies with all applicable rules, regulations, interpretations and orders of the Securities and Exchange Commission, and the Custodian assumes no responsibility and makes no representations as to such compliance.

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         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 28th day of December, 1990.

ATTEST:                                 MFS MULTIMARKET INCOME TRUST


LINDA J. HOARD                          By:  A. KEITH BRODKIN
Linda J. Hoard                               A. Keith Brodkin
Assistant Secretary                          President

ATTEST                                  STATE STREET BANK AND TRUST COMPANY


JOE KINNALLY                            By:  PHYLLIS AHEARN
Joe Kinnally                                 Phyllis Ahearn
Assistant Secretary                          Vice President